Exhibit 10.1

March 13, 2019

Robert J. Weiskopf

Dear Rob:

The purpose of this letter agreement (the “Agreement”) is to confirm the terms regarding your separation of employment with ArQule, Inc.1 (“ArQule” or the “Company”). As more fully set forth below, ArQule desires to provide you with Severance Pay and Severance Benefits described herein in exchange for certain agreements by you. This Agreement will become effective and enforceable on the eighth day after you sign it (the “Effective Date”).

1.       Separation of Employment. Your employment with ArQule shall terminate on March 29, 2019 (the “Separation Date”). You acknowledge that from and after the Separation Date, you have no authority to, and shall not, represent yourself as an employee or agent of the Company, provided that this provision shall not prevent you from representing yourself as a consultant to the Company during the term of any valid and effective consulting agreement entered into in connection with Section 7 of this Agreement to the extent required to fulfill the terms of any such consulting agreement.

2.       Severance Pay and Severance Benefits. In exchange for the mutual covenants set forth in this Agreement and contingent upon your signing and not revoking this Agreement, ArQule shall provide you with the Severance Pay set forth in (i) below and the Severance Benefits set forth in (ii) below, as follows:

(i)       Severance Pay for twelve (12) months (the “Severance Period”) in the form of continuation of your regular bi-weekly salary of Twelve Thousand Five Hundred and Five Dollars ($12,505.00), subject to all ordinary payroll taxes and withholdings, and in accordance with the Company’s payroll policies and procedures (the “Bi-weekly Payment”). Such Severance Pay shall commence on the second payroll period after the Effective Date of this Agreement. To the extent that any payments are not made to you during the Severance Pay Period because this Agreement has not yet become effective, the Company will make a “catch up” payment to you on the first regular payroll date after the Effective Date.

(ii)      Upon your making a timely election pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), ArQule will pay the standard employer portion of your medical and dental insurance premiums in the amount of One Thousand Four Hundred Eleven Dollars and Eighty Eight Cents ($1,411.88 ) per month during the Severance Period, provided that you timely pay your regular employee contribution toward your medical and dental insurance premiums as required by ArQule or its COBRA administrator. ArQule’s obligations under this subsection are contingent on you making a timely COBRA election. Additionally, ArQule shall only be required to continue and contribute to your medical and dental insurance under this subsection to the same extent that such insurance is provided to persons employed by ArQule. After the Severance Period, you will have the right to continue your medical and dental insurance pursuant to the provisions COBRA solely at your own cost. The “qualifying event” under COBRA shall be deemed to have commenced on the Separation Date.

1 The parties agree that any obligation or agreement of ArQule, Inc. hereunder shall be the sole and exclusive obligation of ArQule, Inc. only, and wherever the term “ArQule” or “the Company” is otherwise used in this Agreement, it shall refer to ArQule, Inc., and any and all of its divisions, affiliates and subsidiaries and all other related entities, and its and their directors, officers, employees agents, successors and assigns.

3.       Other Economic Benefits. Also contingent upon your signing of and not revoking this Agreement, ArQule agrees to provide you with the following Economic Benefits.

(i)       2019 Bonus. You shall be eligible for a 2019 bonus. The award of any bonus and the amount is in the sole discretion of the Board of Directors of ArQule, and will be determined based on the typical procedures for determining the bonuses of ArQule senior executives and employees (i.e., target bonus amount (in your case, 40% of base salary) times a percentage based on the scoring of corporate goals by the CN&G committee and endorsed by the board at its January, 2020 meeting), and any bonus awarded would be paid when such bonuses are paid to other ArQule employees, expected to occur during Q1 of 2020. In addition, to the extent that any such bonus is awarded, the total amount thereof would be prorated at 25% of such amount. You hereby acknowledge that the award of and dollar amount of any 2020 bonus is uncertain and is not guaranteed.

(ii)       Stock Options – Extension of Exercise Period. The Company acknowledges that as a result of the separation of your employment with ArQule, you will become eligible for the benefits provided in the ArQule, Inc. Stock Award Policy for Retiring Employees (“Retirement Policy”). Therefore, in accordance with the Retirement Policy, your outstanding unvested stock options will immediately and fully vest on March 29, 2019, and the period for exercise of your outstanding stock options will be extended to the earlier to occur of two years from March 29, 2019 or the expiration of the term of the Award relating to any applicable options. All holding periods and other limitations on sale or other disposition of your outstanding restricted stock, if any, will be removed. A list of your options that will vest and be eligible for exercise on March 29, 2019 is attached hereto on Exhibit A.

For the avoidance of doubt, you will be entitled to exercise only those stock options granted to you under ArQule’s Amended and Restated 1994 Equity Incentive Plan (as amended) and 2014 Equity Incentives Plan, as amended, that are or become vested as of March 29, 2019 and are listed in Exhibit A, in accordance with the terms and conditions of the applicable plan(s) and grants and the Retirement Policy. Except for those vested options, you acknowledge and agree that you do not now have, and will not in the future have, rights to vest in any other equity awards or any other plans (of whatever name or kind, including, without limitation, any stock option or restricted stock plan) that you participated in or were eligible to participate in during your employment with ArQule.

4.       Acknowledgements. You acknowledge and agree that the Severance Pay and Severance Benefits and the Other Economic Benefits, are not otherwise due or owing to you under any ArQule policy or practice. Further, the Severance Pay and Severance Benefits are not intended to be, and shall not be construed to constitute, a severance plan, and shall confer no benefit on anyone other than the parties hereto; provided, that if you should die prior to the conclusion of the Severance Period, all unpaid amounts provided for in Sections 2(i) and (ii) and 3(i) above shall be paid to your estate. In addition, your estate shall be entitled to exercise your vested options for the period provided in the Retirement Policy. You further acknowledge that except for (i) the specific financial consideration set forth in this Agreement, and (ii) earned but unpaid regular wages earned through the Separation Date, including Twenty Thousand Three Hundred Twenty Dollars and Thirty Cents ($ 20,320.30 ) (less applicable taxes) representing your accrued and unused PTO, you are not and shall not in the future be entitled to any other compensation including, without limitation, other wages, bonuses, incentives, PTO pay, holiday pay, stock options or other equity, or any other form of compensation or benefit.

5.       Confidentiality and Other Obligations. You expressly acknowledge and agree to the following:

(i)       Except as expressly agreed in any consulting agreement between you and the Company as contemplated by Section 7 of this Agreement, prior to the Separation Date you shall return to ArQule all ArQule property (including without limitation, keys, identification cards, computer equipment, computer discs and software, memory devices, computer access codes, telephones, references guides, company files and documents, company credit cards, institutional manuals, etc…) and documents and any copies thereof (including, without limitation, laboratory notebooks, financial plans, management reports, and other similar documents and information), and that you will abide by any and all common law and/or statutory obligation relating to the protection and non-disclosure of ArQule’s trade secrets and/or confidential and proprietary documents and information. Notwithstanding the foregoing, ArQule will allow you to keep your company issued iPhone but only after it has been decommissioned by the ArQule IT department, which decommissioning shall include removal of all ArQule-related programs, material and access.

(ii)      That you remain obligated to and will comply with the covenants set forth in the Employee Non-Disclosure and Inventions Agreement previously executed between ArQule and you (a copy of such agreement being attached hereto as Exhibit B), which agreement also is incorporated herein by reference, and shall survive the signing of this Agreement.

(iii)     That all information relating in any way to this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person or entity (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), except as mandated by law.

(iv)    That you will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of ArQule (including its officers, directors, and employees) including, but not limited to, any statements that disparage any person, product, drug candidate, research program, service, finances, financial condition, capability or any other aspect of the business of ArQule, and that you will not engage in any conduct which is intended to harm professionally or personally the reputation of ArQule (including its officers, directors, and employees).

(v)     That the Severance Pay, Severance Benefits and Other Economic Benefits are being offered based on your representations that you have not engaged in any fraudulent or unlawful conduct, and that you have fully disclosed to the Company all material information relating to your job duties for the Company.

6.       Cooperation. That during the Severance Period, subject to your reasonable availability as a result of any health, religious or travel related matter, you will make yourself available to ArQule, upon reasonable notice, either by telephone or, if ArQule believes necessary, in person to assist ArQule in any matter relating to the services performed by you during your employment with ArQule including, but not limited to, transitioning your duties to others at ArQule, and ensuring that all documentation is recorded fully and completely. Also, during the Severance Period and thereafter, you further agree that you will cooperate fully with ArQule in the defense or prosecution of any government investigation and any government or third-party claim or action now in existence or which may be brought or threatened in the future against or on behalf of ArQule, including any claim or action against its directors, officers and employees. Your cooperation in connection with any such claim or action shall include your being available, within reason given the constraints of personal commitments as set forth above, future employment or job search activities, to meet with ArQule and its legal counsel to prepare for any proceeding, to provide truthful affidavits, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting ArQule. You further agree that should an individual representing a party adverse to the business interests of ArQule (including, without limitation, anyone threatening any form of legal action against ArQule) contact you (directly or indirectly), you will promptly (within 2 business days) inform (in writing) Peter Lawrence of ArQule of that fact, unless prohibited from doing so under court order. At the conclusion of the Severance Period, ArQule shall compensate you for your time in connection with the activities contemplated by this Section 6 at the rate of $250 per hour.

7.       Consulting Services. If requested by ArQule, you may, at your sole discretion, and by mutual agreement as to scope and terms of work, provide consulting services to ArQule, on an as needed basis. Such consulting services shall be documented and billed to ArQule at the rate of $250 per hour and shall not exceed a total of $25,000 unless otherwise agreed in writing between you and ArQule. Consulting Services may include, among other assignments, assisting ArQule in any matter relating to the services performed by you during your employment with ArQule. Except as provided in Section 2 above, you acknowledge and agree that you are not and shall not be entitled to any ArQule benefits or other compensation during the Consulting Period. Any cooperation required by the previous Section 6 shall not be deemed Consulting Services.

8.       Release of Claims. You hereby acknowledge and agree that by signing this Agreement, you are waiving your right to assert any Claim (as defined below) against ArQule arising from acts or omissions that occurred on or before the later of the Separation Date or the Effective Date of this Agreement. Please note the definition of ArQule contained in footnote 1 of this Agreement. You also represent that you have not asserted or filed any Claim (as defined below) against ArQule.

Your waiver and release is intended to bar any form of legal claim, lawsuit, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking money or any other form of relief, including but not limited to equitable relief (whether declaratory, injunctive or otherwise), damages or any other form of monetary recovery (including but not limited to back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs), each as they may have been amended through the Separation Date. You understand that there could be unknown or unanticipated Claims resulting from your employment with the Company and the termination of your employment, and you agree that such Claims are included in this waiver and release. You specifically waive and release the Company from any Claims arising from or related to your employment relationship with the Company or the termination of your employment, including without limitation Claims under any statute, ordinance, regulation, executive order, common law, constitution and/or other source of law of any state, country and/or locality (collectively and individually referred to as “Law”), including but not limited to the United States, the Commonwealth of Massachusetts, and/or any other state or locality where you worked for the Company.

Without limiting the foregoing general waiver and release, except for Claims resulting from the failure of the Company to perform its obligations under this Agreement, you specifically waive and release the Company from any Claims arising from or related to your employment relationship with the Company or the termination thereof, including without limitation:

(i)      Claims under any Law concerning discrimination, harassment or fair employment practices, including but not limited to the Massachusetts Fair Employment Practices Act (M.G.L. c. 151B), the Massachusetts Sexual Harassment Law (M.G.L. c. 214, §1C), the Massachusetts Equal Pay Act (M.G.L. c. 149, §105A), the Massachusetts Equal Rights Act (M.G.L. c. 93, §§102, 103), Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq.), 42 U.S.C. § 1981, the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.) and the Americans with Disabilities Act (42 U.S.C. § 12101 et seq.), each as they may have been amended through the Separation Date or Effective Date, whichever is later.

(ii)    Claims under any Law relating to wages, hours, whistleblowing, leaves of absences or any other terms and conditions of employment, including but not  limited to the Family and Medical Leave Act of 1993 (29 U.S.C. § 2601 et seq.), the Massachusetts Payment of Wages Law (Massachusetts General Laws Chapter 149, §§  148, 150), Massachusetts General Laws Chapter 149 in its entirety, Massachusetts General Laws Chapter 151 in its entirety (including but not limited to the minimum wage and overtime provisions), each as they may have been amended through the Separation Date or Effective Date, whichever is later.   You specifically acknowledge that you are waiving any Claims for unpaid wages under these and other Laws.

(iii)   Claims under any local, state or federal common law theory including, without limitation, any Claim for breach of contract, implied contract, promissory estoppel, quantum meruit, or any Claim sounding in tort.

(iv)   Claims arising under the Company’s policies or benefit plans.

(v)   Claims arising under any other Law or constitution.

Notwithstanding the foregoing, this Section shall not release ArQule from any obligation expressly set forth in this Agreement. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Severance Pay, Severance Benefits or other Economic Benefits provided for in this Agreement.

9.       OWBPA. Because you are at least forty (40) years of age, you have specific rights under the federal Age Discrimination in Employment Act (“ADEA”) and Older Workers Benefits Protection Act (“OWBPA”), which prohibit discrimination on the basis of age. The release in Section 8 is intended to release any Claim you may have against ArQule alleging discrimination on the basis of age under the ADEA, OWBPA and other Laws. Notwithstanding anything to the contrary in this Agreement, the release in Section 8 does not cover rights or Claims under the ADEA that arise from acts or omissions that occur after the Separation Date.

It is ArQule’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, ArQule hereby advises you in writing to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Also, because you are at least age 40, and consistent with the provisions of the OWBPA, you have twenty-one (21) days (or until April 3, 2019) to consider and accept the provisions of this Agreement by signing below and returning it to ArQule, c/o Peter Lawrence, One Wall Street, Burlington, MA 01803. In addition, you may rescind your assent to this Agreement if, within seven (7) days after the date you sign this Agreement, you deliver a written notice of rescission to the Company. To be effective, such notice of rescission must be hand delivered or postmarked within the seven (7) day period and sent by certified mail, return receipt requested, to Peter Lawrence at the above referenced address.

Also, consistent with the provisions of the OWBPA and other federal discrimination laws (the “Federal Discrimination Laws”), nothing in the general waiver and release set forth in Section 8 above shall be deemed to prohibit you from challenging the validity of this release under the Federal Discrimination Laws or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”), or from participating in any investigation or proceeding conducted by the EEOC. However, the release in Section 8 does prohibit you from seeking or receiving monetary damages or other individual-specific relief in connection with any such charge or complaint of age or other employment-related discrimination. Further, nothing in this Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Federal Discrimination Laws, or the Company’s right to seek restitution or other legal remedies to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the Federal Discrimination Laws.

10.     Company Instruction. The Company agrees to instruct Paolo Pucci, Peter Lawrence, Brian Schwartz and Marc Schegerin not to make any statement to any individual not employed by ArQule that is professionally or personally disparaging about, or adverse to, your interests. You understand and agree that the Company’s obligation hereunder is to provide such instructions only, and that a failure by any instructed individual to follow such instructions shall not release you from any of your covenants, including the release set forth in Section 8 above.

11.     Consequences of Breach. In addition to any other remedies set forth in this Agreement, a material breach by you of any of your obligations set forth in this Agreement shall, in addition to any other legal or equitable remedy available to ArQule, entitle ArQule to cease any further payment of the Severance Pay and Benefits, and to recover any Severance Pay and Benefits already provided to you. In such case, your release set forth in Section 8 above shall remain in full force and effect.

12.     Entire Agreement/Choice of Law/Enforceability/Jury Waiver/Successors and Assigns.

(i)      Except as otherwise expressly provided in this Agreement, this Agreement supersedes any and all other prior oral and/or written agreements, and sets forth the entire agreement between you and ArQule. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto.

(ii)     This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction, and that venue for such actions shall lie exclusively in Massachusetts. You also agree that a court in Massachusetts will have personal jurisdiction over you, and you waive any right to raise a defense of lack of personal jurisdiction by such a court.

(iii)    Both parties further agree that any action, demand, claim or counterclaim relating to this Agreement shall be resolved by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury.

(iv)    If your release of Claims pursuant to Section 8 is determined to be unenforceable in whole or part (except for your release of federal age discrimination Claims, which shall not be subject to this sentence), the Company will have the option, in its sole discretion, to either (a) declare the entire Agreement null and void and require you to refund the Severance Pay and Severance Benefits provided for in this Agreement; or (b) enforce the portions of the Agreement found not to be unenforceable. In the event that any other provision of this Agreement is determined to be unenforceable in whole or in part (including your release of federal age discrimination Claims) the remainder of the Agreement shall be enforced in full.

(v)     This Agreement shall inure to the benefit of ArQule and any of its successors and assigns.

(vi)    This Agreement is a legally binding document and your signature will commit you to its terms. You acknowledge that you have been advised to discuss all aspects of this Agreement with your attorney or have knowingly and voluntarily chosen not to do so, that you have carefully read and fully understand all of the provisions of this Agreement and that you are voluntarily entering into this Agreement. You further acknowledge that the Company is not providing legal advice to you in connection with this agreement.

By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither ArQule nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

To accept the terms of this Agreement, please sign and return the enclosed copy of this Agreement by April 3, 2019.

Very truly yours,

ArQule, Inc.		ACCEPTED AND AGREED:

By:	/s/ Peter S. Lawrence	/s/ Robert J. Weiskopf
Peter S. Lawrence, President		Robert J. Weiskopf

Dated: March 13, 2019		Dated: March 13, 2019